Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Monday, November 4, 2013		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

Third Quarter and Nine Month 2013 Results

Third Quarter Financial Highlights:

•                  Pre-tax Gain on the Sale of Alltel Operations was $503.6 Million

•                  Revenues Increased 8% to $79.4 Million

•                  Adjusted EBITDA was Up 22% to $35.0 Million

•                  Operating Income Increased 24% to $20.0 Million

•                  Net Income from Continuing Operations Attributable to ATN’s Stockholders was $1.6 Million, or $0.10 Per Diluted Share, Inclusive of Transaction-Related Charges and Other Charges Related to Debt Repayment

•                  Cash flow from Continuing Operating Activities for the Nine Months was $58.8 Million

Beverly, MA (November 4, 2013) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the third quarter and nine months ended September 30, 2013. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year. Results reflect classification of the Company’s U.S. retail wireless business operated under the “Alltel” name as discontinued operations as a result of the completion of the Company’s sale of this business to AT&T Mobility LLC on September 20, 2013. Unaudited results from continuing operations for the four quarters of 2012 and the first two quarters of 2013 have been posted on the Company’s website at ir.atni.com.

Third Quarter 2013 Financial Results

“In the third quarter, we completed the sale of our Alltel domestic retail wireless business. While we had planned to operate this business over the longer term, we made an opportunistic decision that we believe was in the best interests of our customers and shareholders,” said Michael Prior, Chief Executive Officer. “We are pleased with the significant pre-tax gain on the sale of $503.6 million, and we have utilized $261.0 million of the net proceeds to retire our long-term debt while we consider opportunities to invest in new and existing businesses. Consistent with our long-term strategy, our focus is on acquisitions and investments that have the potential for significant growth in cash flow over time.

“Third quarter results from continuing operations demonstrated the strength of our domestic and international businesses, which posted solid year-over-year growth in both revenues and operating profitability. Revenue increases resulted from the strong performance of our U.S. wholesale wireless operations, where higher traffic volumes more than offset the impact of last year’s sale of Midwest spectrum and related assets. Additionally, each of our international wireless operating units experienced solid year-over-year revenue growth, and our U.S. wireline business remained stable thanks to increased wholesale transport revenues and customer business lines that offset continued pricing declines within the integrated voice and broadband business.

“Growth in operating profits significantly outpaced revenue gains, reflecting our ability to leverage our existing cost structure as we grow domestic wholesale and international wireless revenues. Domestic wireline operating performance is expected to improve as we continue to grow the wholesale revenues related to our fiber network build-outs in Upstate New York and Vermont.”

Third quarter revenues from continuing operations were $79.4 million, 8% above the $73.3 million reported for the third quarter of 2012. Adjusted EBITDA(1) for the 2013 third quarter was $35.0 million, a 22% increase over the $28.6 million for the 2012 third quarter. Operating income increased 24% to $20.0 million, from $16.2 million in last year’s third quarter.  Net income from continuing operations attributable to ATN’s stockholders was $1.6 million, or $0.10 per diluted share, inclusive of $2.6 million in transaction-related charges, as well as a $5.7 million loss on interest rate swap contracts and a $4.7 million charge to interest expense for the write-off of deferred financing costs, both related to the prepayment of the Company’s long term debt under its credit facility. In last year’s third quarter, net income from continuing operations attributable to ATN’s stockholders was $7.4 million, or $0.47 per share.

On September 20, 2013, the Company completed the sale of its Alltel business to AT&T for $780.0 million plus $24.1 million in preliminary working capital amounts (subject to a final adjustment).  These operations have been classified as discontinued operations for all the financial periods presented. For the 2013 third quarter, the Company reported net loss attributable to ATN’s stockholders from discontinued operations of $2.0 million, or $0.12 per share, and a net gain attributable to ATN’s stockholders on the disposal of the Alltel business of $276.5 million, or $17.45 per share.  The gain on the disposal of the Alltel business was recorded net of $198.4 million in tax expense and $28.7 million attributable to non-controlling interests.

Nine Month 2013 Financial Results

Nine month revenues from continuing operations were $215.8 million, 4% above the $207.9 million reported for the same period in 2012. Adjusted EBITDA was $86.1 million, up 17% from $73.8 million in the prior year period; operating income increased 35% to $48.0 million; and net income from continuing operations attributable to ATN’s stockholders was $12.8 million, or $0.81 per diluted share, inclusive of the special charges noted above.   In the comparable 2012 period, net income attributable to ATN’s stockholders from continuing operations was $13.3 million, or $0.85 per share.

For the first nine months of 2013 net income attributable to ATN’s stockholders from discontinued operations was $4.6 million, or $0.29 per diluted share, and the net gain attributable to ATN’s stockholders on the disposal of the Alltel business was $276.5 million, or $17.51 per share.

Third Quarter 2013 Operating Highlights

U.S. Wireless Revenues

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $32.8 million in the third quarter of 2013, an increase of 13% from the $29.0 million reported in the third quarter of 2012.  The Company’s wholesale markets experienced an increase in revenue due to increased data traffic despite the sale of certain spectrum and related

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

assets in the Midwest U.S. in the fourth quarter of 2012.  Data revenues accounted for 56% of the U.S. wireless revenues in the third quarter, as compared to 45% in the prior year.  The Company ended the third quarter with 579 base stations in service as compared with 659 base stations in service at the end of last year’s third quarter and 572 base stations at the end of this year’s second quarter.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $22.9 million, an increase of 9% over the $21.0 million reported in the third quarter of 2012.  This increase was largely due to subscriber and other retail growth, as well as increased roaming revenues, within the Island Wireless segment. At the end of the third quarter of 2013, the Company had approximately 327,000 international wireless subscribers of which 88% were prepaid subscribers.  This is a slight increase from approximately 326,000 wireless subscribers at the end of the third quarter of 2012.

Wireline Revenues

The Company’s wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its wholesale long-distance voice services. Wireline revenues were $21.5 million, a 1% increase from the $21.3 million recorded in the third quarter of 2012.  The increase was primarily a result of higher wholesale long-distance voice service revenue and increased broadband revenue in Guyana, offset partially by declines in local and international voice revenue in that market.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended September 30, 2013 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$33,057	$23,075	$17,443	$5,775	$—	$79,350
Adjusted EBITDA	22,332	11,579	5,843	561	(5,332)	34,983
Operating Income (Loss)	18,293	7,028	3,292	(255)	(8,320)	20,038

(2)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2013 were $594.3 million.  In addition, $78.0 million of the proceeds from the sale of Alltel are being held in escrow and are included in current and long-term restricted cash as of September 30, 2013.  The Company repaid all outstanding debt ($261.0 million) under its credit facility during the third quarter of 2013.  In conjunction with the Alltel sale, the Company anticipates a tax liability of approximately $250.0 million payable by the end of 2013 and future distributions of approximately $28.7 million to minority shareholders of that business.  Net cash provided by operating activities of continuing operations was $58.8 million for the first nine months of 2013.  Capital expenditures related to continuing operations were $55.2 million for the first nine months of 2013.  The Company expects full year 2013 capital expenditures for continuing operations in the range of $70.0 to $80.0 million.

Conference Call Information

Atlantic Tele-Network will host a conference call on Tuesday, November 5, 2013 at 11:00 a.m. Eastern Time (ET) to discuss its 2013 third quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 91064230. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on November 5, 2013.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; (12)  our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013 and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this news release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measure used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$594,340	$136,647
Restricted cash	39,000	—
Assets of discontinued operations	4,923	380,765
Other current assets	65,060	60,846

Total current assets	703,323	578,258

Long-term restricted cash	39,000	—
Property, plant and equipment, net	253,210	238,324
Goodwill and other intangible assets, net	86,900	87,605
Other assets	6,733	6,688

Total assets	$1,089,166	$910,875

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$—	$15,680
Income taxes payable	247,744	24,003
Liabilities of discontinued operations	17,719	73,910
Other current liabilities	76,590	56,684

Total current liabilities	342,053	170,277

Long-term debt, net of current portion	—	250,900
Other liabilities	44,226	95,458

Total liabilities	386,279	516,635

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	626,590	334,146
Non-controlling interests	76,297	60,094

Total equity	702,887	394,240

Total liabilities and stockholders’ equity	$1,089,166	$910,875

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012 (a)	2013 (a)	2012 (a)

Revenues:
U.S. wireless	$32,796	$29,042	$80,597	$77,970
International wireless	22,895	21,014	66,162	60,186
Wireline	21,504	21,289	62,945	64,094
Equipment and other	2,155	1,967	6,103	5,634
Total revenue	79,350	73,312	215,807	207,884

Operating expenses:
Termination and access fees	14,112	14,435	40,768	42,404
Engineering and operations	9,509	9,903	28,349	29,834
Sales, marketing and customer service	4,370	4,299	13,646	14,877
Equipment expense	2,549	3,129	8,050	9,149
General and administrative	13,827	12,952	38,856	37,791
Transaction-related charges	2,610	2	2,674	7
Depreciation and amortization	12,335	12,421	36,517	38,304
Gain on disposition of long-lived assets	—	—	(1,076)	—

Total operating expenses	59,312	57,141	167,784	172,366

Operating income	20,038	16,171	48,023	35,518

Other income (expense):
Interest expense, net	(7,141)	(2,985)	(12,126)	(10,755)
Unrealized loss on interest rate swap contracts	(5,675)	—	(5,675)	—
Other income (expense)	(226)	49	(198)	(442)

Other income (expense), net	(13,042)	(2,936)	(17,999)	(11,197)

Income from continuing operations before income taxes	6,996	13,235	30,024	24,321
Income taxes	2,481	4,145	11,294	9,032

Income from continuing operations	4,515	9,090	18,730	15,289

Income (loss) from discontinued operations, net of tax	(1,960)	8,922	5,166	23,428
Gain on disposal of discontinued operations, net of tax	305,197	—	305,197	—

Net income	307,752	18,012	329,093	38,717

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,945)	(1,681)	(5,934)	(2,015)
Discontinued operations	116	(365)	(601)	(885)
Disposal of discontinued operations	(28,699)	—	(28,699)	—

Net income attributable to non-controlling interests, net	(31,528)	(2,046)	(35,234)	(2,900)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$276,224	$15,966	$293,859	$35,817

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.10	$0.48	$0.82	$0.86
Income (loss) from discontinued operations	(0.12)	0.55	0.29	1.45
Gain on disposal of discontinued operations	17.57	—	17.64	—
Net income	$17.55	$1.03	$18.75	$2.31

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.10	$0.47	$0.81	$0.85
Income (loss) from discontinued operations	(0.12)	0.55	0.29	1.44
Gain on disposal of discontinued operations	17.45	—	17.51	—
Net income	$17.43	$1.02	$18.61	$2.29

Weighted average common shares outstanding:
Basic	15,738	15,560	15,678	15,517
Diluted	15,845	15,651	15,789	15,605

a)     All previously reported amounts have been reclassified to reflect the Company’s Alltel business as a discontinued operation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine months ended September 30,
	2013	2012

Net income	$329,093	$38,717
Gain on disposal of discontinued operations	(305,197)	—
Income from discontinued operations	(5,166)	(23,428)
Unrealized loss on interest rate swap contracts	5,675	—
Depreciation and amortization	36,517	38,304
Change in operating assets and liabilities	(655)	22,598
Other	(1,505)	6,204

Net cash provided by operating activities of continuing operations	58,762	82,395
Net cash provided by operating activities of discontinued operations	25,751	55,080
Net cash provided by operating activities	84,513	137,475

Capital expenditures	(55,171)	(28,575)
Proceeds from disposition of long-lived assets	1,500	—

Net cash used in investing activities of continuing operations	(53,671)	(28,575)
Net cash provided by (used in) investing activities of discontinued operations	711,541	(21,930)
Net cash provided by (used in) investing activities	657,870	(50,505)

Repayments of revolver loan, net of borrowings	—	(28,156)
Borrowings under term loans	—	275,000
Principal repayments of term loans	(272,137)	(256,873)
Dividends paid on common stock	(7,839)	(10,692)
Distributions to non-controlling interests	(3,321)	(1,294)
Other	285	(1,566)

Net cash used in financing activities of continuing operations	(283,012)	(23,581)
Net cash used in financing activities of discontinued operations	(1,678)	(716)
Net cash used in financing activities	(284,690)	(24,297)

Net change in cash and cash equivalents	457,693	62,673

Cash and cash equivalents, beginning of period	136,647	48,735

Cash and cash equivalents, end of period	$594,340	$111,408

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2012 and 2013

Three Months Ended September 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total
Net income attributable to Atlantic Tele-Network, Inc. stockholders						$15,966
Net income attributable to non-controlling interests, net of tax						2,046
Income from discontinued operations, net of tax						(8,922)
Income taxes						4,145
Other income						(49)
Interest expense, net						2,985
Operating income (loss)	$14,879	$6,596	$1,043	$(566)	$(5,781)	$16,171
Depreciation and amortization	4,200	4,406	2,875	697	243	12,421
Transaction-related charges					2	2
Adjusted EBITDA	$19,079	$11,002	$3,918	$131	$(5,536)	$28,594

Three Months Ended September 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total
Net income attributable to Atlantic Tele-Network, Inc. stockholders						$276,224
Net income attributable to non-controlling interests, net of tax						31,528
Gain on disposal of discontinued operations, net of tax						(305,197)
Loss from discontinued operations, net of tax						1,960
Income taxes						2,481
Other income						226
Unrealized loss on interest rate swap contracts						5,675
Interest expense, net						7,141
Operating income (loss)	$18,293	$7,028	$3,292	$(255)	$(8,320)	$20,038
Depreciation and amortization	4,039	4,551	2,551	816	378	12,335
Transaction-related charges	—	—	—	—	2,610	2,610
Adjusted EBITDA	$22,332	$11,579	$5,843	$561	$(5,332)	$34,983

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2012 and 2013

Nine Months Ended September 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total
Net income attributable to Atlantic Tele-Network, Inc. stockholders						$35,817
Net income attributable to non-controlling interests, net of tax						2,900
Income from discontinued operations, net of tax						(23,428)
Income taxes						9,032
Other income						442
Interest expense, net						10,755
Operating income (loss)	$35,799	$16,973	$(319)	$(1,655)	$(15,280)	$35,518
Depreciation and amortization	13,634	13,424	8,444	2,135	667	38,304
Transaction-related charges	—	—	—	—	7	7
Adjusted EBITDA	$49,433	$30,397	$8,125	$480	$(14,606)	$73,829

Nine Months Ended September 30, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total
Net income attributable to Atlantic Tele-Network, Inc. stockholders						$293,859
Net income attributable to non-controlling interests, net of tax						35,234
Gain on disposal of discontinued operations, net of tax						(305,197)
Income from discontinued operations, net of tax						(5,166)
Income taxes						11,294
Other income						198
Unrealized loss on interest rate swap contracts						5,675
Interest expense, net						12,126
Operating income (loss)	$40,472	$19,596	$7,226	$(786)	$(18,485)	$48,023
Depreciation and amortization	12,119	13,476	7,705	2,252	965	36,517
Transaction-related charges	—				2,674	2,674
Gain on disposition of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$51,515	$33,072	$14,931	$1,466	$(14,846)	$86,138